Exhibit 99(a)

News Release

5 Sarnowski Drive, Glenville, New York, 12302
(518) 377-3311  Fax:  (518) 381-3668

Subsidiary: Trustco Bank	NASDAQ -- TRST

Contact:	Kevin T. Timmons Vice President/Treasurer (518) 381-3607

FOR IMMEDIATE RELEASE:

TrustCo Promotes Robert Leonard to
Executive Vice President

Glenville, New York – July 26, 2013

TrustCo Bank Corp NY (TrustCo, Nasdaq: TRST) is pleased to announce the appointment of Robert M. Leonard to Executive Vice President.  Mr. Leonard has been employed with Trustco Bank for 27 years in various positions, most recently as Senior Vice President and Corporate Secretary.

TrustCo President and Chief Executive Officer Robert J. McCormick noted, "We are pleased with Bob's progress over the years and thrilled to have him on the senior management team."

Mr. Leonard is a 1986 graduate of Niagara University with a B.S. in Business.  He is active in a number of community organizations and is a member of the boards of the Regional Food Bank of Northeastern New York, the St. Peter's Hospital Foundation and the Irish American Heritage Museum.

Mr. Leonard resides in Niskayuna with his family.

TrustCo Bank Corp NY is a $4.4 billion savings and loan holding company and through its subsidiary, Trustco Bank, operated 138 offices in New York, New Jersey, Vermont, Massachusetts, and Florida at June 30, 2013.

In addition, the Bank's Financial Services Department offers a full range of investment services, retirement planning and trust and estate administration services. The common shares of TrustCo are traded on the NASDAQ Global Select Market under the symbol TRST.

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